Exhibit 10.4
ADEX MEDIA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between AdEx Media, Inc., a Delaware corporation (“Employer”) and Dennis C. Hefter, an individual (“Employee”), is effective as of August 12, 2008 (“Effective Date”).  In consideration of the mutual promises made herein, the Company and Employee agree as follows:

1.	Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company upon all of the terms and conditions described in this Agreement.

2.
Responsibilities.  Subject to the terms of this Agreement, Employee is hereby employed in the position of Division Manager of Digital Instructor, LLC (or new Company subsidiary) at the Boulder, Colorado office, and shall perform the functions and responsibilities of that position.  The initial responsibilities will include day to day management and operations of the Digital Instructor business.  The Company may assign additional or different duties to Employee and Employee’s position, job description, duties and responsibilities may be modified from time to time at the sole discretion of the Company.  Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s work responsibilities under this Agreement.  While employed by the Company or any subsidiary of the Company, Employee will not, without the prior written consent of the Company, provide services to or assist in any manner any business or third party which competes with the current or planned business of the Company.

3.	Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Employee in the following manner:

3.1.
Salary/Wages. Employee’s starting gross salary will be the annualized amount of $280,000 payable on a semi-monthly basis for this regular, full time position.  The fact that Employee’s salary is expressed as an annualized amount does not create or imply any minimum employment term.

3.2.
Stock Options/Restricted Stock.  Contingent on approval by the Company’s Board of Directors, Employee will be granted standard-form options to purchase 400,000 shares of the Company’s Common Stock pursuant to the Company’s stock option plan (the “Options”) that will vest over four years. One fourth of the total Option amount shall vest upon the completion of twelve months of employment. The remaining Options shall vest pro-rata on a monthly basis over the following three years in accordance with the terms of the Option Agreement evidencing the grant.  The strike price of the Options granted will be the closing price of the Company’s stock on the date of the Options grant.

3.3.
Benefits.  Employee will be entitled to three (3) weeks of vacation each year.  Employee shall be entitled to receive all benefits to which senior management of the Company are eligible, in accordance with any eligibility requirements, policies, or procedures applicable to senior management of the Company adopted from time to time during the existence of this Agreement.  The rights, if any, of Employee and Employee’s dependents under any such benefit plans or policies shall be governed solely by the terms of such plans or policies; provided however, that Employee shall be given credit for his length of employment with his previous employer in an amount at least equal to the minimum required for eligibility for such benefits based on length of employment. The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company’s employment benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion at any time.

Employment Agreement: Page 1

3.4.
Total Compensation.  Employee agrees that the compensation stated in this Agreement constitutes the full and exclusive consideration and compensation for all services rendered under the Agreement and for all promises and obligations under this Agreement.

3.5.
Business Expenses.  The Company shall pay or reimburse Employee’s reasonable pre-approved business expenses, including expenses incurred for travel on Company business, in accordance with the policies and procedures of the Company, as may be adopted or amended from time to time at the Company’s sole discretion. If Employee incurs business expenses under this Agreement, Employee shall submit monthly to the Company a request for reimbursement together with supporting documentation satisfactory to the Company.

4.
Company Policies.  Employee agrees to abide by the Company’s written and/or disclosed policies, practices and procedures, as they may from time to time be adopted or modified by the Company at its sole discretion. The Company’s written policies, practices and procedures, including any Employee Handbook and/or Code of Conduct, shall be binding on Employee unless superseded by or in conflict with this Agreement. Copies of written policies and procedures shall be available to Employee in the offices of the Company, and Employee shall be responsible at all times to review these policies and procedures.

5.
Warranties.  Employee hereby represents and warrants that he or she has taken no confidential, proprietary or trade secret information from Employee’s prior employer or employers, and will not knowingly disclose such information to the Company, or improperly use any such information on behalf of the Company. Employee acknowledges that the Company has specifically demanded that, if Employee has any such confidential, proprietary or trade secret knowledge or information, Employee shall not use such information while employed by the Company for the benefit of the Company.  Employee further warrants that by entering into this Agreement with the Company he or she is not violating any of the terms, agreements, or covenants of any previous employment or association.  Employee further acknowledges that the Company has advised Employee to consult with his or her personal attorney concerning this proposed employment, matters relating to prior employment and any agreements or other matters that might affect employment by the Company.  Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf induced or solicited Employee to breach any contract or other enforceable obligation in connection with any proposed employment with the Company. If at any time Employee’s duties with the Company begin to conflict with any prior agreement, Employee shall promptly notify the Company and shall cease and desist from any such duties.  The parties agree that this Section 5 is not intended to prohibit Employee from using in the course of his employment with the Company or disclosing to the Company any confidential, proprietary or trade secret information of Digital Instructor, LLC or any subsidiary thereof.

6.
Prior Inventions.  Employee acknowledges that, except for the inventions disclosed on Appendix A, attached hereto, Employee does not have any right or claim to any invention, idea, process, formula, discovery, copyright, patent or other such item or matter.  No rights are hereby conveyed to inventions, if any, made by Employee prior to employment by the Company, which inventions are listed in Appendix A.

7.
Subsequent Invention Disclosure. Employee agrees to promptly disclose in writing to the Company any and all inventions which Employee develops during the term of his employment, including all software programs, source or object code, improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, that Employee makes or conceives or reduces to practice or develops, either alone or jointly with others, during the term of employment by the Company and which Employee has reason to know could relate to the current or future systems, products, computer programs, software, software codes, apparatus, operations or business of the Company.  Employee will also disclose to the Company all inventions made, conceived, reduced to practice, or developed by Employee within six months of the termination of employment by the Company that result from prior work with the Company. Such disclosures shall be received by the Company in confidence and do not extend the assignment of inventions disclosed beyond that required by law.

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8.
Assignment of Inventions.  Except as excluded by paragraph 9, Employee hereby assigns and agrees that any and all inventions, discoveries, ideas or improvements that Employee conceives or makes or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, computer programs, software, software codes, apparatus or methods employed, manufactured or constructed by the Company, or to systems, products, apparatus or methods with respect to which the Company engages in, requests or demonstrably anticipates research or development (the “Inventions”), shall be the sole and exclusive property of the Company to the maximum extent permitted by California Labor Code Section 2870.  The Company shall be the sole owner of all worldwide trade secrets, patents, copyrights, Moral Rights and other intellectual property rights in connection with such Inventions.  Employee further acknowledges that such Inventions, including computer programs, software codes and other works of authorship, are “works made for hire” for purpose of the Company’s rights under copyright laws.  Employee hereby assigns to the Company any rights he or she may have or acquire in such Inventions, to the maximum extent allowed by law. Employee further agrees to assign, and hereby does assign to the Company the entire right, title and interest in and to all such Inventions as well as any modifications or improvements thereto that may be made and all worldwide trade secrets, patents, copyrights, Moral Rights and other intellectual property rights in connection therewith. As used herein, “Moral Rights” means any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”  Employee understands that any Inventions that Employee has created or possessed prior to Employee’s employment by the Company are specified in Appendix A attached to this Agreement and will not be considered to be the property of the Company.

9.
Inventions Not Assigned.  In accordance with California Labor Code Section 2870, this Agreement does not require the assignment of an invention which qualifies fully for protection under Section 2870, which provides as follows:

(A) ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER'S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER:

(1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER'S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR

(2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

(B) TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER SUBDIVISION (A), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

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10.
Assistance.  Employee will assist the Company in every proper way to obtain for the Company and enforce all patents, copyrights, mask work rights, trade secret rights and other legal protections for the assigned inventions in any and all countries.  Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  Employee’s obligations under this section will continue beyond the termination of employment with the Company, provided that the Company will compensate Employee upon the Company’s request of such assistance.  Employee hereby appoints the Secretary of the Company as Employee’s attorney-in-fact to execute documents on Employee’s behalf to effect the obligations of Employee under this Section 10.

11.
Confidential, Proprietary, and Trade Secret Information.  During the course of employment, Employee will come into possession of or acquire knowledge of confidential, proprietary and trade secret information of the Company.  Employee hereby covenants and agrees that Employee will not, either during the term of employment or at any time thereafter, disclose any such confidential, proprietary or trade secret information to any person, firm, corporation, association, partnership or other entity (other than those in the Company’s organization qualified and authorized to receive such information) for any purpose or reason whatsoever.  Such confidential and proprietary information shall be deemed to include, but not be limited to, (i) Company products, designs, software, software codes, software developments, research projects, improvements and methods of operation, (ii) business plans, marketing plans and related information, (iii) the names, lists, buying habits and practices of the Company’s customers, clients and vendors, and the relationships between them and the Company, (iv) the Company’s financial condition, profit performance and financial requirements, and (v) all other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company.  Employee specifically agrees not to make use of any such confidential or proprietary information for Employee’s own purpose, or for the benefit of any person, firm, corporation or other entity except the Company.  Employee will abide by the Company’s policies and procedures, as established from time to time for the protection of its trade secrets and confidential information. Employee does not know of any of the Company’s confidential, proprietary or trade secret information other than the information learned from the Company or purchased from Digital Instructor, LLC and its subsidiaries, which the Company intends for Employee to use in the performance of his duties hereunder.  Further, Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to be bound by, all nondisclosure or similar covenants between the Company and any third party.

12.
Return of Property.  All confidential, proprietary and trade secret information, and all other documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Employee in the course of employment with the Company shall be and remain the sole property of the Company. Employee agrees that, upon termination of his or her employment, Employee shall return all such property and agrees not to make or retain copies, reproductions or summaries of any such property without the express written consent of the Company.

13.
Non-Solicitation.  For a period of two years immediately following the termination of this Agreement, Employee agrees not to, either directly or indirectly, attempt to recruit, solicit or take away any of the employees of the Company who worked for the Company at any time during the term of this Agreement; make known to any person, firm or corporation the names or addresses of, or any information pertaining to, any current or former employees of the Company; attempt to call on, solicit or take away any customers of the Company or any other persons, corporations or other entities with which the Company has had or contemplated any business transaction or relationship during his or her employment with the Company, including, but not limited to, investments, licenses, joint ventures, and agreements for development, with the use of any proprietary or confidential information or trade secret of the Company, for purposes of entering into any business transaction or relationship with any such customers or other persons, corporations, or other entities.

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14.
Equitable Relief.  Employee and the Company agree that in the event of any breach of paragraphs 6, 7, 8, 9, 10, 11, 12, or 13 of this Agreement, the Company and Employee will not have an adequate remedy at law. Thus, in the event of such a breach or threatened breach, the Company and/or Employee will be entitled to such equitable and injunctive relief as may be available to prevent and restrain the breach of the provisions of said paragraphs. Such availability to obtain injunctive relief will not prevent the Company or Employee from pursuing any other equitable or legal relief, including the recovery of damages from such breach or threatened breach.

15.
At-Will Employment.  Employee’s employment at the Company is at will. This means that employment may be terminated with or without Cause and with or without notice at any time by either the Employee or the Company.  Nothing in this or any other document or statement shall limit the right to terminate employment at will.  No officer, manager, supervisor or employee of the Company has any authority to enter into an agreement for employment for any specified period of time or to make an agreement for employment other than at-will.  Only the CEO of the Company has the authority to make any such agreement and then only in a writing that expressly modifies the policy of at-will employment.

16.
Earn-Out; Termination For Cause.  Pursuant to Section 2.2.4(b) of that certain Membership Interest Purchase Agreement by and among the selling members of Digital Instructor, LLC and the Company, dated ______(the “Purchase Agreement”), the Company shall have no obligation to pay the Earn Out (as defined in the Purchase Agreement) in the event that the Company terminates Employee for Cause during the Earn Out Period (as defined in the Purchase Agreement).  For purposes of this Agreement and the Purchase Agreement, any of the following shall constitute “Cause”:  (i) habitual or continual breach of or failure to perform Employee's duties pursuant to the terms of this Agreement following written notice of same by the Company; (ii) fraud, dishonesty, deliberate injury or intentional material misrepresentation by Employee to the Company or any third party in which the Company has an interest; (iii) embezzlement, theft or conversion by Employee; (iv) unauthorized disclosure or other unauthorized use of the Company's trade secrets, customer lists or confidential information; (v) habitual misuse of alcohol or any controlled substance or intoxicant; (vi) willful misconduct that causes material harm to the Company, (vii) fraud, dishonesty, or other act of substantial misconduct in the performance of Employee’s duties pursuant to the terms of this Agreement, (viii) willful failure or refusal to comply or violation of any lawful policies, standards and regulations of the Company, as may be modified from time and disclosed to Employee in writing, (ix) conviction of or plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude, (x) continuing failure to communicate and fully disclose material information to the Board of Directors of the Company following written notice of same by the Company, the failure of which would materially adversely impact the Company or may result in a violation of state or federal securities laws, or (xi) debarment by any federal agency that would limit or prohibit Employee from serving in his capacity for the Company under this Agreement.  For the avoidance of doubt, nothing in this or any other agreement shall be deemed to limit the at-will nature of the employment relationship between Employee and the Company.

17.
Effect of Termination.  In the event that Employee’s employment is terminated for any reason, the Company will pay Employee any authorized business expenses that were incurred but not reimbursed as the date of termination, any accrued but unused vacation or personal leave consistent with the Company’s vacation or personal leave policy, and such additional compensation as may be due to Employee under any policy of the Company to which Employee is subject at the time of such termination.

18.
Termination by Employee or by the Company Relating to Relocation.  The Company agrees not to (a) relocate the present office of Digital Instructor LLC or (b) request or require Employee to relocate more than 15 miles from the present office of Digital Instructor LLC in Boulder, Colorado (either a “Relocation”) during the Earn Out Period.  In the event that the Company breaches this Section 18 or terminates Employee’s employment due to Employee’s refusal to Relocate at any time during his employment with the Company, such breach or termination will be deemed to be a termination by the Company without Cause as defined in Section 16.

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19.
Employment Eligibility Verification.  For purposes of federal immigration law, Employee will be required to provide to the Company documentary evidence of Employee’s identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within three business days of the date of hire or Employee’s employment may be terminated.

20.	Notification. Employee authorizes the Company to notify Employee’s future employers of the terms of this Agreement and Employee’s responsibilities hereunder.

21.
Name and Likeness Rights.  Employee authorizes the Company to use, reuse, and to grant others the right to use and reuse Employee’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after Employee’s employment with the Company, for whatever business-related purposes the Company deems necessary.

22.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

23.	Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.

24.	Headings. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

25.
Entire Agreement.  This Agreement, the Option Agreement, the Membership Interest Purchase Agreement and the Lockup Agreement embody the complete agreement and understanding of the parties related to his or her employment of the Employee by the Company, superseding any and all other prior or contemporaneous oral or written agreements or communications between the parties hereto with respect to the employment of the Employee by the Company, and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of any party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

26.	Modification. This Agreement may be modified or amended only by an agreement in writing signed by the parties hereto.

27.
Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted under this Agreement or of the future performance of any such term or condition.

28.
Severability.  Should any provision or part of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions and parts shall be unaffected and shall continue in full force and effect, and said invalid, void or unenforceable provision or part shall be deemed not to be part of this Agreement.

29.
No Partnership.  The parties agree that nothing expressed or implied in this Agreement shall be deemed or construed by the parties hereto, or by any third person, to create the relationship of principal and agent or of partnership or joint venture or of lessor and lessee or of any other association between Employee and Company other than that of employer and employee.

30.
Voluntary Agreement.  Employee and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

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31.
Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Employee’s heirs, beneficiaries and legal representatives. The rights and obligations of Employee may not be delegated or assigned except as expressly set forth in this Agreement. In the event of a sale of all or substantially all of the Company’s capital stock, sale of all, or substantially all of the Company’s assets, or consolidation or merger of the Company with or into another corporation, entity or individual, the Company may assign its rights and obligations under this Agreement to its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company under this Agreement.

32.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

33.
Indemnification.  The Company will indemnify, defend and hold harmless Employee and his heirs, representatives and assigns (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages, judgments, assessments, costs (including reasonable attorneys' fees and amounts paid in settlement, if such settlement is approved by the Company) and other liabilities, joint or several (“Liabilities”) in connection with any action, suit or proceeding, civil or criminal, to which Employee (a) may be made a party or with which Employee shall be threatened, by reason of Employee being or having been an employee of the Company, or (b) may become subject under any applicable federal or state law, rule or regulation, or otherwise relating to the business of the Company. For the avoidance of doubt, the Company will pay any and all reasonable fees and expenses (including reasonable counsel fees and expenses) as they are incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of any pending or threatened claim or action, unless Employee has been determined to have been grossly negligent.  In the event of any such determination of gross negligence, Employee shall, within thirty (30) days of such determination, reimburse the Company for any and all fees, costs or expenses paid by the Company pursuant to this Section 33 in respect of Employee’s investigation of, preparation for or defense of such claim(s).

EMPLOYEE		ADEX MEDIA, INC.
By: :
Signature		Signature
Dennis C. Hefter
Print Name		Print Title
Date		Date

Employment Agreement: Page 7

Appendix A

Inventions

Except as set forth below, I hereby acknowledge that at this time I have no right, title, or other interest in any invention, patent, copyright, or other such material other than the following: (If none, so state)

NONE.

DATED:_______________________

_______________________________Employee